Exhibit 99.1

May 14, 2021

OLB Group, Announces First Quarter Results and Provides Company Update

The OLB Group, Inc. (“OLBG,” “we,” “us,” “our,” or the “Company”), a FinTech company, has announced financial results for first quarter ended March 31, 2021.

We are a FinTech company and a payment facilitator that, through our subsidiaries, focuses on a suite of products in the merchant services and payment facilitator verticals. These services include electronic payment processing, cloud-based multi-channel commerce platform solutions for small to medium sized businesses and crowd funding services. The Company is focused on providing these integrated business solutions to merchants throughout the United States through three wholly-owned subsidiaries, eVance, Inc., Omnisoft.io, Inc., and CrowdPay.us, Inc.

Financial Highlights

For the three months ended March 31, 2021, we had total revenue of $2,226,404 compared to $2,613,993 of revenue for the three months ended March 31, 2020, a decrease of $387,589 or 14.8%. We earned $2,090,264 in transaction and processing fees, $18,507 in merchant equipment rental and sales and $117,633 in other revenue during the three months ended March 31, 2021, compared to $2,336,479 in transaction and processing fees, $20,262 in merchant equipment sales and $257,252 in other revenue during the three months ended March 31, 2020.

For the three months ended March 31, 2021, we had processing and servicing costs of $1,547,274 compared to $1,720,413 of processing and servicing costs for the three months ended March 31, 2020. Processing and servicing costs decreased by $173,139 or 10.1% because of the decrease in the number of transactions processed during the period and the reasons discussed above relating to the COVID-19 pandemic.

General and administrative expenses (“G&A”) for the three months ended March 31, 2021 was $626,269 compared to $515,367 for the three months ended March 31, 2020, an increase of $110,902 or 21.5%. In the current period we had increases of our legal expense of approximately $146,000 relating to ongoing litigation matters and the prepayment of the Term Loan. This was offset by a decrease in our audit fees of $116,626.

For the three months ended March 31, 2021, we incurred $116,736 of interest expense, compared to $317,441 for the three months ended March 31, 2020, a decrease of $200,705 or 146%. The decrease in interest expense is due the conversion of all related party debt and the repayment of the Term Loan.

Our net loss for the three months ended March 31, 2021 was $1,099,857 compared to $542,207 for the three months ended March 31, 2020. We had an increase in our net loss of $557,650 for the reasons discussed above.

Adjusted EBITDA for the three months ended March 31, 2020 was ($179,206). The adjustments include $74,011 for stock based compensation, $55,000 for final payment related to DoubleBeam acquisition, $445,000 compensation for prior years and $14,000 in legal fee for the loan payoff.

Key Highlights for First Quarter 2021

●	OLB closes loan payoff related to acquisition financing

●	OLB Group Announces Plan to Offer Cryptocurrency Payment Options via Blockchain Technology on its OMNICOMMERCE Platform and SecurePay TM Gateway

●	OLB Group Simplifies Social Media App Payment Acceptance for Merchants

●	OLB Group launches gateway to speed crypto transactions for merchants

●	OLB Group Simplifies Contactless Payments with Dynamic QR-Code Support

●	EZ Sports Technologies Selects OLB to Provide Digital Merchant Services and Payment Acceptance Solutions for Select Minor League Baseball Teams

●	OLB Group to Provide AI-Based Analytics to Small- and Medium-Sized Merchants

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, Net Loss before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and adjusted EBITDA, as defined in Regulation G. The Company reports its financial results in compliance with GAAP, but also provides additional non-GAAP measures of its operating results. The Company defines EBITDA as net loss, before interest, taxes, depreciation and amortization. The Company defines adjusted EBITDA as EBITDA, as defined above, adding back non-cash stock option costs and certain non-recurring items, such as costs incurred with completing acquisitions. These measures may not be comparable to similarly titled measures reported by other companies. Management believes the use of EBITDA and adjusted EBITDA is appropriate to enhance the understanding by the Company’s investors of its historical performance through use of a metric that seeks to normalize earnings.

To see a complete version of our 10-Q please click on the link

https://www.sec.gov/Archives/edgar/data/1314196/000121390019008917/f10q0319_theolbgroup.htm

Safe Harbour Statement

All statements from The OLB Group, Inc. in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements concerning the impact of COVID-19 on our operations and financial condition, our ability to implement our proprietary merchant boarding and CRM system and to roll out our Omni Commerce and SecurePay applications, including payment methods, to our current merchants and the integration of our secure payment gateway with our crowdfunding platform. While the Company’s management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include statements regarding the expected revenue and income for operations to be generated by The OLB Group, Inc. For other factors that may cause our actual results to differ from those that are expected, see the information under the caption “Risk Factors” in the Company’s most recent Form 10-K and 10-Q filings, and amendments thereto, as well as other public filings with the SEC since such date. The Company operates in a rapidly changing and competitive environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statement.

About The OLB Group, Inc.

The OLB Group, Inc. is a payment facilitator and commerce service provider that delivers cloud-based merchant services for web-based and brick-and-mortar organizations. OLB provides a seamless, end-to-end digital commerce solution that includes site creation, hosting, transaction processing and payment gateway, order fulfillment, customer service, outbound marketing, sales reporting, and fundraising. With services from private label shopping sites designed to maintain the unique look or feel of the merchant website, to order fulfillment and customer service, OLB remains invisible to the user and promotes the merchant’s brand with market-leading technology and solutions. For more information about solutions, services, or to find a reseller, please visit www.olb.com . Investor information is available at www.olb.com/investors-data.

Future OLB Press Releases and Updates

Interested investors or shareholders can be notified of future Press Releases and Industry Updates by e-mailing investorrelations@OLB.com.

View source version on businesswire.com: https://www.businesswire.com/news/home/20210514005083/en/

Investors & Analysts Contact:
The OLB Group - Investor Relations
Rick Lutz
InvestorRelations@olb.com
(212) 278-0900 EXT: 333

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